                                   EXHIBIT 11

                 NANOPIERCE TECHNOLOGIES, INC. AND SUBSIDIARIES
                        COMPUTATION OF NET LOSS PER SHARE
                                   (Unaudited)


                                 Three Months Ended        Nine Months Ended
                                     March 31,                  March 31,
                             -------------------------  ------------------------

                                 2004         2003         2004         2003
                             ------------  -----------  -----------  -----------

Net loss                     $  (291,888)    (988,300)  (1,048,786)  (2,862,530)
                             ============  ===========  ===========  ===========

Weighted average number of
  common shares outstanding   81,663,563   63,464,958   71,139,776   60,548,492

Common equivalent shares
  representing shares
  issuable upon exercise of
  outstanding options and
  warrants                             -            -            -            -
                             ------------  -----------  -----------  -----------

                              81,663,563   63,464,958   71,139,776   60,548,492
                             ============  ===========  ===========  ===========

Net loss per share,
  basic and diluted          $         *        (0.02)       (0.01)       (0.05)
                             ============  ===========  ===========  ===========
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     * Less than $0.01 per share.


Stock options and warrants are not considered in the calculations for those periods with net losses as the impact of the potential common shares (81,231,877 at March 31, 2004 and 15,984,376 shares at March 31, 2003) would be to decrease net loss per share.


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